Exhibit 5

July 1, 2009

The Board of Directors
Reliv’ International, Inc.
136 Chesterfield Industrial Boulevard
Chesterfield, Missouri 63005

Re:
Registration on Form S-3 of Warrants for up to 500,000 Shares of Common Stock and of up to 500,000 Shares of Common upon Exercise of Warrants for Common Stock (collectively, the “Securities”) Pursuant to the Reliv’ International, Inc. 2009 Distributor Stock Purchase Plan (the “Plan”)

Gentlemen:

In connection with the registration with the Securities and Exchange Commission of the Securities described above, you have requested that we furnish you with our opinion as to the legality of the issuance of the Securities.

As counsel to Reliv’, we have participated in the preparation of the Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the Securities. We have examined and are familiar with Reliv’s Certificate of Incorporation and Bylaws, each as amended, records of corporate proceedings, the Registration Statement, the Plan and such other documents and records as we have deemed necessary for purposes of this opinion.

Based on the foregoing, we are of the opinion that the Securities have been duly and validly authorized and will, when issued as contemplated in the Prospectus that is a part of the Registration Statement, be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

LEWIS, RICE & FINGERSH, L.C.

/s/ Lewis, Rice & Fingersh, L.C.